Exhibit 99.2

PROXY

NORTHWEST BANCSHARES, INC.

This Proxy is Solicited by the Board of Directors for use

at the Special Meeting of Shareholders on                          , 2006

The undersigned shareholder of Northwest Bancshares, Inc. (“Northwest”) hereby constitutes and appoints Steve Anderson and Sam Stricklin, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of Northwest which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Northwest to be held at     :       .m., local time, on                     ,                              , 2006, and at any adjournments thereof (the “special meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 of Texas United Bancshares, Inc., both dated                          , 2006, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1. Proposal to approve the Agreement and Plan of Reorganization (the “Agreement”), dated as of November 22, 2005, by and between Texas United and Northwest, which provides for the merger of Northwest with and into Texas United as described in the Proxy Statement/Prospectus.

☐ For	☐ Against	☐ Abstain

2. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement.

☐ For	☐ Against	☐ Abstain

3. In their discretion, upon any other matter that may properly come before the special meeting or any postponement or adjournment thereof.

Shares of Northwest common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the Agreement. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

The Board of Directors of Northwest unanimously recommends a vote “FOR” proposals 1 and 2. Such votes are hereby solicited on behalf of the Board of Directors.

Please sign, date and return this proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Northwest. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                                     , 2006

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)